SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              BNH BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              BNH BANCSHARES, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5) Total fee paid:

        ------------------------------------------------------------------------


   * Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:
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     4)  Date Filed:
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

                              BNH BANCSHARES, INC.
                               209 Church Street
                          New Haven, Connecticut 06510
                                 (203) 498-3500

                                                                 March 27, 1995

  TO OUR SHAREHOLDERS:

       You are cordially invited to attend the Annual Meeting of Shareholders of BNH BANCSHARES, INC., which will be held at The New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut 06511 on Tuesday, April 25, 1995 at 10:00 a.m.

       It is extremely important that your shares be represented at this meeting. Therefore, even if you expect to attend the meeting, we hope that you will sign the enclosed Form of Proxy and return it promptly in the enclosed postage paid envelope. You may revoke the Proxy later and vote personally if you are able to attend the meeting.

                                          Sincerely,

                                          [Insert Signature]

                                          GEORGE M. DERMER
                                          Chairman of the Board of Directors

                                          [Insert Signature]

                                          F. PATRICK MCFADDEN, JR.
                                          President and Chief Executive Officer

                              BNH BANCSHARES, INC.
                               209 Church Street
                          New Haven, Connecticut 06510
                                 (203) 498-3500

                                 --------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of
  Shares of Common Stock:

     NOTICE IS HEREBY GIVEN that pursuant to the call of its directors, the Annual Meeting of Shareholders of BNH BANCSHARES, INC. (the "Company") will be held at The New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut 06511 on Tuesday, April 25, 1995 at 10:00 a.m., for the purpose of considering and voting upon the following matters:

     1. To elect the fifteen nominees for directors listed in the Proxy Statement dated March 27, 1995 accompanying the notice of the meeting;

     2. To ratify the selection of Price Waterhouse LLP as independent accountants for the current fiscal year; and

     3. To transact such other business as may properly come before the meeting or an adjournment thereof.

Only those shareholders of record at the close of business on March 1, 1995 shall be entitled to notice of and to vote at the meeting.

                                     By Order of the Board of Directors

                                     [Insert Signature]

                                     EVELYN R. MILLER,
                                     Secretary

     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY.

                              BNH BANCSHARES, INC.
                               209 Church Street
                          New Haven, Connecticut 06510
                                 (203) 498-3500

                                PROXY STATEMENT

          Approximate date of mailing to shareholders: March 27, 1995

Introduction

     The following is a proxy statement by the Board of Directors of BNH BANCSHARES, INC. (the "Company") in connection with the solicitation of proxies for use at its Annual Meeting of Shareholders scheduled for April 25, 1995.

     At such meeting, the Company's shareholders will be asked to: (1) elect directors; (2) ratify the selection of Price Waterhouse LLP as independent accountants for the Company for the current fiscal year; and (3) transact such other business as may properly come before the Annual Meeting.

     The Company has 14,726,650 shares of Common Stock outstanding and entitled to vote at its Annual Meeting. In certain circumstances, a shareholder will be considered to be present at the Annual Meeting for quorum purposes, but will not be deemed to have voted in the election of directors or in connection with other matters presented for approval at the Annual Meeting. Such circumstances will exist where a shareholder is present but specifically abstains from voting, or where shares are represented at a meeting by a proxy conferring authority to vote on certain matters but not on the election of directors. Under Connecticut law, such abstentions and non-votes have the effect of a vote against the election of management's nominees.

     The Board of Directors of the Company has fixed March 1, 1995 as the record date for the determination of the shareholders entitled to vote at that Meeting. The proxies of shareholders are being solicited by the Board of Directors. A shareholder giving a proxy pursuant to this solicitation may revoke it at any time prior to its exercise by giving written notice to the Company, by appearing at the Annual Meeting on April 25, 1995 and requesting withdrawal of the proxy, or by giving a proxy bearing a later date. If a proxy is properly signed and is not revoked by the shareholder, it will be voted at the Annual Meeting and such vote will be cast in accordance with such shareholder's direction.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, some directors, officers and regular employees of the Company's subsidiary, The Bank of New Haven (the "Bank"), without extra remuneration, may conduct solicitations by telephone and personal interview. The Company may also request brokers, custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares held of record by such persons, and will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The Company has engaged Proxy Services, Inc. to assist it in the distribution of proxies. Pursuant to this engagement, Proxy Services, Inc. will request brokers, custodians, nominees and fiduciaries to forward proxy solicitation material to beneficial owners of shares held of record by such person. Proxy Services, Inc. will receive a fee of approximately $300, plus expenses, for such services.

                             ELECTION OF DIRECTORS

                                  (Proposal 1)

Nominees

     Pursuant to the terms of the Company's Bylaws, the Board of Directors has set the size of the Board at fifteen (15) effective as of the 1995 Annual Meeting of Shareholders. Accordingly, there are fifteen (15) nominees for election as directors of the Company at the 1995 Annual Meeting of Shareholders to serve until the next Annual Meeting of Shareholders of the Company and until their successors shall have been elected and shall have qualified. Each of the nominees is currently serving as a director of the Company. Joshua H. Sandman resigned as a director of the Company and the Bank effective January 18, 1995, and will not stand for reelection to those positions at the 1995 Annual Meeting of Shareholders. The Company wishes to thank Mr. Sandman for his years of service to the Company and the Bank.

     The persons named in the form of proxy to represent shareholders at the Annual Meeting are Theodore F. Hogan, Jr., Carl M. Porto and Albert M. D'Onofrio. In the event that any nominee for director should become unavailable for election for any reason, the persons named in the form of proxy will consult with management of the Company and use their discretion in voting the shares represented by such proxies. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting of Shareholders at which a quorum is present is required for the election of directors. The name of each nominee for director, his principal occupation for the previous five years, his other positions with the Bank and the Company, and his age and period of service as a director of the Company are set forth below, together with the number of shares and percentage of the Company's Common Stock which such nominee beneficially owned, either directly or indirectly, as of February 28, 1995. Each nominee has sole investment power and voting power over shares beneficially owned except where shared ownership is indicated below.

     The Board of Directors recommends that the shareholders vote FOR the election of the nominees for director listed below.

                                                                                     Amount and
                     Name, Principal                                 Served as a      Nature of
                     Occupation and                                  Director of     Beneficial
                    Position with the                                the Company    Ownership of     Percent of
                  Company and the Bank                      Age         Since       Common Stock    Common Stock
                  --------------------                      ---       ---------     ------------    ------------
Richard L. Ades .........................................   57          1985         51,120(a)*          **
  Director of the Company and the Bank; Owner, Richard
  L. Ades d/b/a Susan Richard (wholesaler of women's
  sportswear) from October, 1992 to present; Chairman,
  Susan Richard, Inc. from January 1, 1990 to October,
  1992

Stephen P. Ahern ........................................   64          1989         29,127(b)           **
  Director of the Company and the Bank; Vice
  President of Ogden Allied Security Services, a
  private security service company

Martin R. Anastasio ....................................    53          1985         94,542(c)*          **
  Director of the Company and the Bank; Principal and
  Vice President, Weinstein & Anastasio, P.C., Certified
  Public Accountants


                                                                                     Amount and
                     Name, Principal                                 Served as a      Nature of
                     Occupation and                                  Director of     Beneficial
                    Position with the                                the Company    Ownership of     Percent of
                  Company and the Bank                      Age         Since       Common Stock    Common Stock
                  --------------------                      ---       ---------     ------------    ------------
George M. Dermer .......................................    77          1985         77,232(d)*          **
  Chairman of the Board of Directors of the Company and
  the Bank; Retired President, Kramer Fur Co., Inc.,
  Kramer Apparel Inc. and Peerless Fur Mfg. Co., Inc.

Thomas M. Donegan, P.E. ................................    53          1985         21,936(e)*          **
  Director of the Company and the Bank; President,
  Donegan and Company, Inc. (management consulting);
  President and Chief Executive Officer, Advanced
  Executive Aircraft, Inc.; Executive Vice President and
  Chief Operating Officer, Avatar Alliance L.P.
  (distributor of aircraft parts), from May 1, 1994 to
  present.

Albert M. D'Onofrio ....................................    63          1985         54,006(f)*          **
  Director of the Company and the Bank; Orthodontist,
  President, Orthodontic Associates of Connecticut, P.C.

Victor B. Hallberg. ....................................    65          1985        177,093(g)*         1.2%
  Director of the Company and the Bank; President, L.G.
  Defelice, Inc., Bernhard Contracting Corp., Francis P.
  Ryan Corp. and related companies (construction-related
  companies)

Theodore F. Hogan, Jr. .................................    62          1985         41,190(h)*          **
  Director of the Company and the Bank; Retired;
  Executive Assistant to the Mayor, City of New Haven,
  1992 to January, 1994; Retired Director, Office of
  Urban Affairs, Southern New England Telephone Co.

Karl J. Jalbert ........................................    68          1989        205,777(i)          1.4%
  Director of the Company and the Bank; President of
  Connecticut Equities Group and Jalco Properties
  (investment companies).

Lawrence M. Liebman ....................................    64          1985        110,023(j)*          **
  Director of the Company and the Bank; Corporate
  Counsel of the Company and the Bank; Attorney-at-Law;
  Private Investor; Chairman, U.S. Reduction Company
  (secondary aluminum smelting company); trustee of
  various Blanchard mutual funds.

F. Patrick McFadden, Jr. ...............................    57          1989         23,293(k)           **
  President, Chief Executive Officer and director of the
  Company and the Bank; former Chairman of the Board and
  Chief Executive Officer of New Haven Merchants' Bank
  from May 1987 to August 21, 1989. Mr. McFadden also is
  a director of The United Illuminating Company.

                                       3


                                                                                     Amount and
                     Name, Principal                                 Served as a      Nature of
                     Occupation and                                  Director of     Beneficial
                    Position with the                                the Company    Ownership of     Percent of
                  Company and the Bank                      Age         Since       Common Stock    Common Stock
                  --------------------                      ---       ---------     ------------    ------------
Carl M. Porto ..........................................    52          1988          77,820(l)          **
  Director of the Company and the Bank; Attorney-at-Law,
   Principal, Parrett, Porto, Parese & Colwell, P.C.

Vincent A. Romei .......................................    61          1985         179,894(m)*        1.2%
  Director of the Company and the Bank; General Partner,
  Colony Inn Hotel; Partner, Bernhard Associates (real
  estate); formerly Executive Vice President of the
  Bernhard Group (construction related companies),
  1965 to 1991

Stanley Scholsohn ......................................    64          1985          79,251(n)*         **
  Director of the Company and the Bank; former
  Secretary-Treasurer, Star Services, Inc. (health and
  beauty aid distributors)

Cheever Tyler ..........................................    57          1989           9,800(o)          **
  Director of the Company and the Bank; President,
  Partnership for Connecticut Cities and The Nonprofit
  Strategies Group, 1994 to present; Attorney-at-law,
  former Partner, Wiggin & Dana

----------

 * Includes 14,093 shares which are subject to outstanding warrants under the Company's 1985 Warrant Plan for Directors, and 3,000 shares under stock options that are exercisable within sixty days.

** Beneficially owns less than one percent (1%) of the Company's Common Stock then outstanding.

(a) Includes 7,802 shares owned by Mr. Ades' wife and 6,978 shares in the aggregate held in trust for members of Mr. Ades' family in which Mr. Ades shares voting and investment power.

(b) Includes 1,127 shares owned by Ahern Family Limited Partnership, of which Mr. Ahern is a general partner, and 3,000 shares under stock options that are exercisable within sixty days.

(c) Includes 15,277 shares owned by Weinstein & Anastasio, P.C. Pension Plan and 25,500 shares owned by Weinstein & Anastasio, P.C. Profit Sharing Plan, for both of which Mr. Anastasio is a Trustee for which he shares voting and investment power, 3,686 shares owned in the aggregate by members of Mr. Anastasio's family and 32,986 shares owned by Mr. Anastasio's wife in which Mr. Anastasio does not have voting and investment power.

(d) Includes 33,312 shares owned by Mr. Dermer's wife in which Mr. Dermer shares voting and investment power.

(e) Includes 336 shares owned jointly by Mr. Donegan with his wife, 4,171 shares held in a retirement fund, 168 shares in an individual retirement account ("IRA") for Mr. Donegan's benefit and 168 shares in an IRA for Mrs. Donegan's benefit.

(f)  Includes 23,377 shares in an IRA for Dr. D'Onofrio's benefit.

(g) Includes 126,334 shares in an IRA for Mr. Hallberg's benefit and 7,666 shares owned by Mr. Hallberg's wife.

(h) Includes 17,473 shares owned jointly by Mr. Hogan and his wife and 3,135 shares owned by his wife in which Mr. Hogan shares voting and investment power.

(i) Includes 3,000 shares under stock options that are exercisable within sixty days.

(j) Includes an aggregate of 385 shares owned by Mr. Liebman as custodian for his son and 1,409 shares in an IRA for Mr. Liebman's benefit.

(k) Includes 15,439 shares under stock options that are exercisable within sixty days, 3,551 shares held in various retirement funds for Mr. McFadden's benefit, 3,429 shares allocated to Mr. McFadden through his contributions to the Company's 401(k) Profit Sharing Plan, 110 shares owned by Mr. McFadden's son, over which he has no voting or investment power, and 764 shares in an IRA for his wife's benefit, over which he has no voting or investment power.

(l) Includes 6,574 shares owned by the Porto Tire and Auto Pension Plan of which Mr. Porto is Trustee and 25,642 shares owned by the Parrett, Porto, Parese & Colwell Pension Profit Sharing Plan, 33,269 shares owned by the Carl Porto, Grantor, Retained Income Trust, of which Mr. Porto is Trustee, 261 shares in an IRA for the benefit of Mr. Porto and his wife and 3,000 shares under stock options that are exercisable within sixty days.

(m) Includes 57,000 shares owned jointly by Mr. Romei and his wife and 84,426 shares in an IRA for the benefit of Mr. Romei.

(n) Includes 48,810 shares in the aggregate owned by Mr. Scholsohn's family, and 13,348 shares in the aggregate held in trust for members of Mr. Scholsohn's family.

(o) Includes 3,000 shares under stock options that are exercisable within sixty days.

     Including the shares beneficially owned by the nominees as shown in the preceding table, all of the executive officers and directors of the Company as a group (20 persons) owned beneficially as of February 28, 1995, 1,264,724 shares of the Company's Common Stock, including 79,001 shares under options and 140,093 shares under warrants that are exercisable within sixty days of February 28, 1995, representing 8.5% of the Company's Common Stock then outstanding.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of February 28, 1995 with respect to those persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock:

 Name and Address                         Amount and Nature of        Percent of
of Beneficial Owner                     Beneficial Ownership (a)       Class (b)
-------------------                     ------------------------      ----------
Lawrence R. Burtschy .................          845,000                  5.74%
  L.R. Burtschy & Company
  14 Fulton Street P.O. Box 933
  Charleston, SC 29402

Cumberland Associates ................        1,260,000(c)               8.76%
  1114 Avenue of the Americas
  New York, NY 10036
----------------------

(a) Unless otherwise indicated, each person has sole voting and sole dispositive power with respect to the shares shown.

(b) The percentages shown are calculated on the basis of the number of outstanding shares of the Company's Common Stock on February 28, 1995.

(c) Cumberland Associates is a limited partnership engaged in the business of managing, on a discretionary basis, ten securities accounts. According to its report on Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on July 29, 1993, Cumberland Associates exercises sole dispositive power with respect to 1,000,000 shares, shared dispositive power with respect to 290,000 shares, and no voting power with respect to any of the shares.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company met 7 times during 1994 and, together with three additional individuals, served as members of the Board of Directors of the Bank. The Bank Board met 12 times during the year. Each incumbent director of the Company or the Bank, with the exception of Messrs. Hallberg, Sandman and Scholsohn, attended 75% or more of the total of meetings of the Boards of Directors and meetings of all Committees of the Boards on which he or she served during 1994. Members of all Committees are elected annually. The Company and the Bank's Boards of Directors maintain the Committees referred to below in addition to the Compliance Committee and Loan Committee of the Bank's Board of Directors.

     The Company's Executive Committee presently consists of Messrs. Dermer, Jalbert, Liebman, McFadden, Porto, Romei and Scholsohn. In addition to the foregoing individuals, the Bank's Executive Committee includes Thomas J. Cahill and John F. Trentacosta. The Executive Committee generally acts on behalf of the Board of Directors. Members of the Executive Committee are ex officio members of all committees of the Board of Directors, except the Salary and Benefits Committee. The Executive Committee met 14 times during 1994.

     The Company's Audit Committee presently consists of Messrs. Romei, Ades, Hogan and Tyler. The Bank's Audit Committee is comprised of the same individuals. The Audit Committee is responsible for reviewing the operations and financial position of the Company and the Bank. The Audit Committee met three times during 1994.

     The Company's Salary and Benefits Committee presently consists of Messrs. Jalbert, Dermer, Hallberg, Hogan, Liebman, Porto, Romei and Dr. D'Onofrio. The same individuals serve as the members of the Bank's Salary & Benefits Committee. The Salary and Benefits Committee is responsible for approving compensation for the Bank's executive officers and administering the employee and director stock compensation plans. The Salary and Benefits Committee met once in 1994.

     The Nominating Committee of the Company and the Bank presently consists of Messrs. Dermer, Jalbert and Porto. The Nominating Committee considers candidates for nominees as directors of the Company and the Bank. The Nominating Committee did not meet during 1994. The Nominating Committee will consider nominees recommended by shareholders but has no formal procedure for considering nominees recommended by shareholders.

                           COMPENSATION OF DIRECTORS

     In December 1993, the Bank's Board of Directors approved the reinstatement of fees to its non-employee directors commencing January 1994. For each Bank Board meeting attended, non-employee directors received $250. The Chairman of the Board and the Chairman of the Audit and Loan Committees each received a $150 per month retainer. The Chairman of the Compliance Committee received a monthly retainer of $500. Each non-employee director received $100 for each committee meeting of the Board attended, with the exception of Executive Committee meetings. All six non-employee members of the Executive Committee received a monthly retainer of $450. In addition, Chairmen of the various committees other than Loan, Audit and Compliance Committees received $150 for each meeting chaired in addition to a $100 attendance fee.

The 1985 Warrant Plan for Directors

     In 1985, the Company adopted the 1985 Warrant Plan for Directors of the Company (the "Warrant Plan"), which is administered by the Salary and Benefits Committee who are not eligible to receive future awards under the Warrant Plan. Subject to the provisions of the Warrant Plan, the Committee has complete authority to interpret the Plan and to determine the individuals to whom warrants may be granted, the number of shares to be covered by warrants, the times at which warrants may be granted, the per share warrant exercise price for each warrant and the terms and conditions of the respective warrant agreements memorializing the granting of warrants.

     The initial per share price to be paid by participants in the Warrant Plan upon the exercise of a warrant shall be equal to the greater of (a) the par value of a share of the Company's Common Stock or (b) the fair market value of a share of the Company's Common Stock on the date of the grant of the warrant.

     A warrant may be granted for a period not in excess of ten years from the date it is granted. No warrant may be granted under the Warrant Plan after April 23, 1995, the date of termination of the Warrant Plan.

     A warrant may be exercised in whole or in part at any time after one year from the date it is granted. The Committee may, however, in its discretion, permit any warrant to be exercised in whole or in part prior to the time when it would otherwise be exercisable.

     At the present time, 183,219 shares of Common Stock are authorized for issuance under the Warrant Plan and subject to outstanding warrants at a per share exercise price of $9.81, after adjustments for stock splits and stock dividends, which will expire in 1995. No warrants have been granted or exercised under the Warrant Plan during the last three fiscal years.

Stock Option Plan for Non-Employee Directors

     At the 1992 Annual Meeting of Shareholders, the shareholders of the Company approved the adoption of the BNH Bancshares, Inc. Stock Option Plan for Non-Employee Directors (the "Director Option Plan"). The Director Option Plan is administered by the Salary and Benefits Committee of the Board of Directors.

     Commencing on June 30, 1992 and on each June 30th thereafter during the 10-year term of the Director Option Plan, each non-employee director of the Company will be granted a non-qualified stock option to purchase 1,000 shares of the Company's Common Stock (the "Annual Options"). The exercise price for each Annual Option will be the greater of the fair market value of the Company's Common Stock on the date of grant or the par value of the Common Stock on the date of exercise. Annual Options will be exercisable in full following six months from their grant date and expire ten years from the grant date. However, Annual Options become immediately exercisable in full upon the director's withdrawal from the Board of Directors due to death, disability or retirement as defined in the Director Option Plan. Payment of the exercise price may be made in cash, previously acquired shares of Common Stock equal in value to the exercise price or a combination of cash and Common Stock.

     The Director Option Plan also provides that each non-employee director of the Company may elect to receive non-qualified stock options (the "Deferred Compensation Options") in lieu of all or part of the retainers and fees payable to the director for service on the Board of Directors and the Board of Directors of any subsidiary of the Company and their respective committees ("Compensation").

     As of February 28, 1995, 16,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding Annual Options at an exercise price of $1.50 per share, 16,000 shares were reserved for issuance upon the exercise of outstanding Annual Options at an exercise price of $1.31 per share, 16,000 shares were reserved for issuance upon the exercise of outstanding Annual Options at an exercise price of $1.25 per share and 320,644 shares remain available for grants of awards under the Director Option Plan in 1995, subject to adjustment for stock splits or similar capitalization changes. None of the directors have elected to receive Deferred Compensation Options in lieu of Compensation. Shares subject to options which lapse without having been exercised become available for new grants.

     The Board of Directors may discontinue or amend the Director Option Plan at any time. However, without shareholder approval, the Board of Directors may not amend the Director Option Plan to increase the number of shares of Common Stock as to which options may be granted annually under the Plan, modify the requirements for participation in the Plan, extend the term of the Plan or the option periods provided therein, or decrease the option price or otherwise materially increase the benefits under the Plan. The Director Option Plan may not be amended more often than once every six months except to comply with changes in tax laws.

                       COMPENSATION OF EXECUTIVE OFFICERS

All of the executive officers of the Company are currently officers of the Bank. The Company has no existing plan or arrangement to pay any remuneration to such officers in addition to the compensation that they will receive from the Bank in their respective capacities as officers of the Bank. The table below sets forth a summary for the last three (3) fiscal years of the cash and non-cash compensation paid or awarded by the Bank to the Chief Executive Officer, who was the only executive officer whose total annual salary for 1994 exceeded $100,000 (the "Named Executive Officer").

                           SUMMARY COMPENSATION TABLE

                                                                                       Long Term
                                                                                     Compensation
                                                              Annual Compensation     Awards (1)
                                                            ---------------------    ------------   ------------
             (a)                                (b)           (c)            (d)          (e)            (f)
                                                                                                      All Other
          Name and                                          Salary          Bonus                   Compensation
     Principal Position                        Year           ($)            ($)      Options (#)        ($)
     ------------------                       ------         -----          -----    ------------   ------------
F. Patrick McFadden, Jr. ....................  1994         160,903          --           --          5,460(5)
   President and Chief ......................  1993         160,900       61,463(2)    32,821(4)      4,880(5)
   Executive Officer ........................  1992         186,923       36,463(3)       --          4,354(5)

-----------

(1) Although the BNH Bancshares, Inc. 1992 Stock Incentive Plan (the "1992 Stock Incentive Plan") permits grants of restricted stock, freestanding stock appreciation rights and shares of Common Stock, cash or a combination thereof contingent upon the attainment of certain performance criteria, no grants of these incentives have been made.

(2) The $25,000 bonus paid in 1993 was subject to forfeiture if during 1994 the Named Executive Officer resigned or was dismissed for reasons related to his performance. The remaining portion of the bonus paid in 1993 ($36,463) represents the last installment of the bonus payable under Mr. McFadden's prior employment agreement. See Note (3) below.

(3) Paid pursuant to Mr. McFadden's employment agreement, which expired in 1991 and which entitled Mr. McFadden to receive $145,850, payable in installments of 25% per year commencing February 15, 1990.

(4) Non-qualified stock options were granted pursuant to the Company's 1992 Stock Incentive Plan on December 15, 1993 with an exercise price equal to 50% above the fair market value on the date of grant. These options expire on December 14, 1998 and are exercisable to the extent of one-third of the number of shares on or after December 15, 1994 and an additional one-third of such shares on or after each successive anniversary of the grant date.

(5) Premiums paid by the Company for term life insurance, of which Mrs. McFadden is the beneficiary.


     No grants of stock options or stock appreciation rights were made under the Company benefit plans during 1994.

Employment and Change in Control Agreements.

     Mr. McFadden has entered into an employment agreement with the Bank as of May 1, 1993 which provides that he will serve as President and Chief Executive Officer of the Company and the Bank for a base salary of $160,000 per year (a reduction of $20,000 from his 1992 base salary of $180,000). Unless earlier terminated by Mr. McFadden or the Bank in accordance with the provisions of that agreement, the term of the agreement will be for a period of one year and on the first day of each month such term will automatically be extended for a period of one year unless either party gives written notice that the agreement will not be automatically so extended. In the event the Bank terminates the agreement for cause (which is defined as gross malfeasance or gross neglect of duty), or if Mr. McFadden terminates the agreement for any reason other than those specifically described below, Mr. McFadden will be entitled to any unpaid base salary through the date of termination. If the Bank terminates the agreement for any reason other than for cause, Mr. McFadden will be entitled to all unpaid base salary through the remaining term of the agreement and any unpaid bonuses. If Mr. McFadden terminates the agreement as a result of not being re-elected a director of the Bank or the Company or for good reason (which is defined to include an adverse change in his duties, failure by the Bank to provide salary or other benefit payments on a timely basis, relocation of the principal office of the Bank outside Connecticut or action by the Bank under certain circumstances to diminish substantially the value of Mr. McFadden's awards or benefits under the Bank's benefit plans or policies), Mr. McFadden will be entitled to all unpaid base salary through the remaining term of the agreement and any unpaid bonuses.

     In addition, Mr. McFadden and five other executive officers of the Bank have entered into Severance Agreements with the Bank which provide for the payment of termination benefits in the event of a change in control (as defined in the Severance Agreements). In the event that there is an involuntary termination of Mr. McFadden's employment (as defined in the Severance Agreement to include Mr. McFadden's election to terminate his employment under certain circumstances and to exclude termination due to death, disability or retirement or termination for cause as defined therein) within one year prior to the change in control or within the two year period following a change in control, Mr. McFadden will receive a lump sum payment equal to three times his annual salary during the 12 months preceding the date of termination or the 12 months preceding the date of the change in control, whichever is greater, in addition to a continuation of certain employee benefits for a period of one year following termination of employment.

     The following table sets forth information concerning the fiscal year-end value of unexercised options to purchase the Company's Common Stock granted to the Named Executive Officer under the BNH Bancshares, Inc. Stock Option Plan and the 1992 Stock Incentive Plan. The Named Executive Officer did not exercise any stock options during 1994.

                         FISCAL YEAR-END OPTION VALUES

                                     (b)                         (c)
                                  Number of                    Value of
                             Shares Underlying               Unexercised
                                 Unexercised                 In-the-Money
                                  Options at                   Options at
                              December 31, 1994            December 31, 1994
       (a)                    (#) Exercisable/             ($) Exercisable/
      Name                      Unexercisable              Unexercisable (1)
      ----                      -------------              ----------------
F. Patrick McFadden, Jr. ....   15,439/21,882                      0
------------

(1) The option exercise prices were greater than the average of the high and low price of the Company's Common Stock as quoted on the Nasdaq National Market on December 30, 1994.

Compensation Committee Interlocks and Insider Participation

     The Salary and Benefits Committee of the Bank approved base salaries for executive officers of the Bank for 1994, and administers and grants awards under the Company's stock compensation plans. The following non-employee directors served on the Salary and Benefits Committee during the last fiscal year: Messrs. Dermer, Hallberg, Hogan, Jalbert, Liebman, Porto and Romei and Dr. D'Onofrio. The Company has retained Mr. Porto and Mr. Liebman or the law firms with which they were affiliated during 1994 and the Company intends to retain them during 1995.

                         SALARY AND BENEFITS COMMITTEE
                   REPORT ON EXECUTIVE COMPENSATION FOR 1994

     Notwithstanding anything to the contrary contained in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings in whole or in part, including this Proxy Statement, the following report and the Performance Graph immediately following the report shall not be incorporated by reference into any such filings.

     The Salary and Benefits Committee of the Bank (the "Committee") makes this report on executive compensation for the fiscal year ended December 31, 1994. The Committee was solely responsible for approving the total compensation of the Bank's executive officers during 1994. The Committee is composed entirely of outside directors.

     The objective of the Company's executive compensation program is to attract and retain key executives and to reward them based on Company and individual performance. In particular, the compensation program is designed to reward executive initiatives that enhance the strategic position of the Company and that increase shareholder value.

     Total executive compensation generally consists of three components: base salary, short-term incentives in the form of cash bonuses and long-term incentives in the form of stock options. Stock options, which tie the executives' compensation to the price of the Company's Common Stock, are awarded by the Committee in such frequency and size so as to remain competitive with the level of compensation tied to stock options awards to executives with similar responsibilities in companies reflected in a survey of option awards prepared by a national consulting firm. During 1994, no stock options were granted to the Bank's employees. In addition, during 1994, no annual bonuses were awarded to the Bank's employees because the threshold level of net income for 1994 set by the Committee as a condition for the payment of bonuses was not achieved.

Compensation of Executive Officers (other than the CEO)

     The base salaries of the Bank's executive officers are determined by the Bank's Chief Executive Officer in consultation with a benefits consultant retained by the Bank and reviewed by Committee. The determination of base salaries is based upon the specific responsibilities of each executive and consideration of survey information of the base salaries paid to executive officers performing similar duties for financial institutions and their holding companies, primarily banks, located in the Northeast with assets of between $250 million and $500 million (the "peer group"). Salary levels for executive officers are also based on the Chief Executive Officer's assessment of the executive's performance of goals set for the year under the Bank's strategic plan, although such assessment does not determine salary levels based upon specific financial or other quantifiable performance criteria. As a method of retaining and attracting talented executives, the Committee's goal is to establish base salaries for high performing executives at the market averages paid to executives with similar responsibilities by the peer group. During 1994, the base salaries of the Bank's executive officers remained at the levels set in 1993. In making this determination, the Committee confirmed that the level of base salaries paid to the Bank's executive officers remained at the average level paid for comparable positions by the peer group and the Committee also was mindful of the Company's continuing operating losses during the first half of 1994.

     At the end of 1994, the Committee approved a merit pool of 4.32% of the base salaries of all officers of the Bank, including the Bank's executive officers other than the CEO, with which to adjust base salaries to be paid to such officers during 1995. The size of the merit pool was established based on an estimate of the extent to which officer base salaries paid, including executive officer base salaries other than the CEO's salary, are expected to change, on average, during 1995 as determined by survey information of national consulting firms of base salaries paid to similar employees by financial institutions, primarily banks, located in the Northeast. Base salary increases for executive officers, other than the CEO, were allocated upon consideration of the level of the executive's salary as compared to the market average range of base salaries for executives with similar responsibilities set forth in the survey information and their 1994 performance as assessed by the Chief Executive Officer and reviewed and approved by the Committee. Executive officers were assessed on the basis of three areas of strategic performance for 1994: (1) reduction of classified assets and other real estate owned ("OREO"), (2) growth in loan originations, and (3) development of retail deposit business. Base salary increases allocated to executive officers of the Bank, other than the CEO, for 1995 exceeded slightly the 4.32% rate used to establish the merit pool. The Committee determined that such salary increases were appropriate in order to maintain the base salary level of those executives at the market averages expected to be paid to executive officers with similar responsibilities in the peer group.

CEO Compensation

     Mr. McFadden's base salary remained at its 1993 level and no other compensation awards were made to him during 1994. The Committee confirmed that Mr. McFadden's base salary remained at the average level paid to chief executive officers by the peer group during 1994. In the beginning of 1995, the Committee reviewed Mr. McFadden's base salary for 1995. The Committee reviewed survey information of national consulting firms of the estimated base salary levels to be paid in the peer group to chief executive officers during 1995 and Mr. McFadden's accomplishments as measured against the Bank's strategic plan during 1994. In particular, the Committee noted Mr. McFadden's lead role in the bulk sale of problem loans and other efforts to reduce the Bank's classified assets and OREO, the substantial increase in loan originations during 1994 and the achievement of a net profit in the third and fourth quarters of 1994. The Committee also noted Mr. McFadden's diligence in overseeing regulatory and compliance requirements. Although Mr. McFadden's base salary is not determined by reference to specific financial criteria or other performance formulas, in light of the above factors, the Committee approved a seven percent increase in Mr. McFadden's base salary for 1995 over the 1994 level. Based upon the survey information of estimated Chief Executive Officers' salaries for 1995, the Committee determined that Mr. McFadden's salary increase was appropriate in order to maintain his base salary level within the market average range paid to Chief Executive Officers in the peer group.

     The Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of compensation in excess of $1 million in any year paid to the executive officers named in the Company's proxy statement, will have any impact upon the Company.

The Salary and Benefits Committee

   Karl J. Jalbert                                     Theodore F. Hogan, Jr.
   George M. Dermer                                    Lawrence M. Liebman
   Albert M. D'Onofrio                                 Carl M. Porto
   Victor B. Hallberg                                  Vincent A. Romei

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Nasdaq National Market (U.S.) and Nasdaq Bank Stocks for the period of five fiscal years commencing December 29, 1989 and ended December 30, 1994. The total return assumes the reinvestment of dividends.

                --GRAPHICAL REPRESENTATION OF DATA TABLE BELOW--

                                         FISCAL YEAR ENDED DECEMBER 31
                        -----------------------------------------------------------------
                        12/29/89  12/31/90   12/31/91    12/31/92    12/31/93    12/30/94
                        --------  --------   --------    --------    --------    --------
BNH Bancshares ........  100.00    56.74       32.67       26.65       32.67       27.11
NASDAQ Stock Market ...  100.00    84.918     136.277     158.579     180.933     176.916
NASDAQ Bank Stocks ....  100.00    73.32      120.168     174.869     199.334     198.692

                                       12

                           RELATED PARTY TRANSACTIONS

     The Bank has made loans to and had other transactions in the ordinary course of business with directors and officers and members of the immediate family of, and business entities associated with, such persons. The Board of Directors of the Bank believes that the terms of all such loans and other transactions, including interest rates, collateral and repayment terms, were fair and equitable and were substantially the same as terms prevailing at the time for comparable transactions with others, and that such loans and other transactions did not involve more than normal risks of collectibility or present other unfavorable features.

     The Bank expects to have in the future banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not affiliated with the Bank.

     The Company and its subsidiaries retained Lawrence M. Liebman, Esquire, Carl M. Porto, Esquire and Cheever Tyler, Esquire, or law firms with which they were affiliated, during 1994. The Company and its subsidiaries intend to retain Messrs. Liebman and Porto or law firms with which they are affiliated during 1995. Messrs. Liebman, Porto and Tyler currently are directors of the Company and the Bank.

     Mr. Liebman is also the owner of Kramer's Inc., a women's apparel store, which in 1991 filed a petition seeking protection under Chapter 11 of the United States Bankruptcy Code, which proceeding has now been concluded.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Officers, directors and ten percent (10%) shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     To the Company's knowledge, based solely on the review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1994, all
Section 16(a) filing requirements applicable to its officers, directors and ten percent (10%) beneficial owners were complied with, except that Martin R. Anastasio inadvertently failed to report (1) the transfer during 1992 of certain shares held by him jointly with his wife to his wife directly, and (2) the transfer during 1993 of certain shares held in IRA accounts in his name and that of his wife to his wife directly. As a result, Mr. Anastasio recently amended a Form 4 filing made by him in July of 1993 and a Form 5 filing for the year ended December 31, 1992 and made a Form 5 filing for the year ended December 31, 1993 to reflect the above changes in the nature of his beneficial ownership of the Company's Common Stock.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

                                  (Proposal 2)

     The Company's Board of Directors is submitting for shareholder approval its proposal to engage Price Waterhouse LLP, independent accountants, as auditors of the Company for the fiscal year ending December 31, 1995. The accounting firm of Price Waterhouse LLP has acted as the auditors of the Company since 1987.

     Representatives from Price Waterhouse LLP will be present at the Annual Meeting. They will be afforded an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

     Audit services performed by Price Waterhouse LLP during the past fiscal year include audits of the financial statements of the Company, services related to filings with the SEC and federal and state taxation authorities and consultations on matters related to accounting and financial reporting.

     The Board of Directors recommends that shareholders vote FOR the appointment of Price Waterhouse LLP as described above.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other matters which may come before the Annual Meeting. If any matters other than those referred to in this Proxy Statement should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote each proxy with respect to such matters in accordance with their best judgment.

           SUBMISSION OF SHAREHOLDER PROPOSALS FOR INCLUSION IN 1996
                                 PROXY MATERIAL

     Any shareholder who intends to present a proposal at the Company's 1996 Annual Meeting of Shareholders is advised that, in order for such proposal to be included in the Board of Directors' proxy material for such meeting, the proposal must be received by the Company at its principal executive office on or before November 27, 1995, directed to the Secretary of the Company.

     Any such shareholder would need to meet the requirements specified in Rule 14a-8 under the Securities Exchange Act of 1934.

     The Board of Directors would like you to attend the meeting in person. However, whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed postage prepaid envelope as soon as possible. If you attend the meeting, you may vote in person if you desire.

                                     By Order of the Board of Directors

                                     [Paste-Up]

                                     EVELYN R. MILLER, Secretary

New Haven, Connecticut
March 27, 1995

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 12 contains a description in tabular form of a graph entitled "Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market Index and the NASDAQ Bank Stocks Index for the period of five years commencing December 29, 1989 and ending December 30, 1994, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

                              BNH BANCSHARES, INC.


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           FOR THE ANNUAL MEETING OF
                            SHAREHOLDERS TO BE HELD
                                 APRIL 25, 1995

     The undersigned hereby appoints THEODORE F. HOGAN, JR., CARL M. PORTO and ALBERT M. D'ONOFRIO, and each of them, with power of substitution, proxies and agents of the undersigned to vote at the Annual Meeting of Shareholders of BNH Bancshares, Inc. (the "Company"), to be held at The New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut on Tuesday, April 25, 1995 at 10:00 a.m. and at any adjournments thereof, all shares of common stock of the Company which the undersigned would be entitled to vote if personally present for the following matters.

The Board of Directors unanimously recommends a vote for the following:

1.   ELECTION OF DIRECTORS

FOR: Check box to vote in favor of all nominees listed below (except as marked to the contrary below) [ ]

WITHHOLD AUTHORITY: Check box to vote against all nominees listed below [ ]

Richard L. Ades, Stephen P. Ahern, Martin R. Anastasio, George M. Dermer, Thomas
M. Donegan, Albert M. D'Onofrio, Victor B. Hallberg, Theodore F. Hogan, Jr., Karl J. Jalbert, Lawrence M. Liebman, F. Patrick McFadden, Jr., Carl M. Porto, Vincent A. Romei, Stanley Scholsohn and Cheever Tyler

(INSTRUCTION: To withhold authority and to vote against any individual nominee while approving the other nominee(s) listed above, write the name of such nominee being voted against in one of the spaces provided below.)

     --------------------    -------------------    --------------------
     --------------------    -------------------    --------------------
     --------------------    -------------------    --------------------
     --------------------    -------------------    --------------------
     --------------------    -------------------    --------------------

2. TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP as the independent accountants to audit the consolidated financial statements of the Company for the calendar year 1995.

               [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3.   To transact such other business as may properly come before the meeting.

                        PLEASE SIGN ON THE REVERSE SIDE

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.



                                          ---------------------------
                                          Signature



                                          ----------------------------
                                          Signature if held jointly



                                          Dated:                     , 1995
                                          Please mark, sign, date and return
                                          the proxy card promptly using the
                                          enclosed envelope.